Exhibit 10.63

AVI BIOPHARMA, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), made on this 8th day of February, 2008 (the “Effective Date”) by and between AVI BioPharma, Inc., an Oregon corporation, with its principal office at 1 SW Columbia Street, Suite 1105, Portland, OR  97258 (the “Company”), and Leslie Hudson, Ph.D. (the “Executive”).

RECITALS:

The Company desires to hire the Executive as Chief Executive Officer, and the Executive desires to accept such position under the terms and conditions stated herein.

NOW, THEREFORE, in consideration of the mutual benefits contained herein, the sufficiency of which the parties acknowledge, the parties hereby agree as follows:

AGREEMENT:

1.                                      Employment Term.

The term of employment (the “Term”) shall commence on the Effective Date and shall continue until terminated in accordance with Section 12.  This Agreement establishes an “at will” employment relationship between the Company and the Executive as such term is defined and used under Oregon law.

2.                                      Duties.

(a)                                The Executive shall have all of the authority, duties and responsibilities commensurate with being the Chief Executive Officer of a public company of the size and nature of the Company and such other duties commensurate with his position as may be assigned to him from time to time by the Board of Directors of the Company (the “Board”).

(b)                               The Executive shall devote substantially all of his business time to the service of the Company throughout the Term.  Notwithstanding anything to the contrary herein, the Executive and the Company acknowledge and agree that (i) the Executive may hold certain offices and directorships within certain for-profit entities as set forth on Exhibit A to this Agreement, (ii) the Executive’s devotion of reasonable amounts of time in such capacities, so long as it does not materially interfere with his performance of services hereunder, shall not conflict with the terms of this Agreement, and (iii) Exhibit A may be amended from time to time by agreement of the parties.  The Executive may also be involved in charitable and professional activities and manage his personal investments so long as such activities, as determined by the Board in good faith, do not materially interfere with the Executive’s duties hereunder.  If the Board determines any activities described in this paragraph materially interfere with the Executive’s duties, the Board shall provide written notice to the Executive and a reasonable time period for the Executive to reduce such activities to the extent necessary to reduce such interference to a level reasonably acceptable to the Board with due regard for Executive’s fiduciary duties to such other organizations.

3.                                      Compensation.

(a)                                Base Compensation.  During the Term the Company shall compensate the Executive at an initial annual salary of four hundred eighty thousand dollars ($480,000.00), payable in accordance with the Company’s payroll practices in effect from time to time, and less amounts required to be withheld under applicable law and requested to be withheld by the Executive (as increased from time to time, “Base Compensation”). The Executive’s Base Compensation shall be subject to review for potential increase (but not decrease) on an annual basis. Except as otherwise provided in this Agreement, the Base Compensation shall be prorated for any period of service less than a full month.

(b)                               Bonuses.  The Executive shall be eligible for an annual bonus.  The Board shall set performance objectives to achieve the bonus compensation.  The payment amount will be determined in good faith by the Board based on the Executive’s and the Company’s performance.  The bonus target shall be sixty percent (60%) of the Base Compensation.  The bonus, if any, shall be paid within two and one-half (2-1/2) months after the end of the period to which it relates.

(c)                                Equity Compensation.  On the Effective Date, the Executive will be granted options to purchase six hundred sixty-seven thousand (667,000) shares of the Company’s common stock (the “Options”) under the Company’s 2002 Equity Incentive Plan (the “Plan”), with an exercise price at the fair market value of the Company common stock on the Effective Date.  Subject to accelerated vesting or termination as set forth herein, the Options shall vest in equal annual installments over four (4) years.  In addition, on the Effective Date, the Executive shall be issued three hundred thirty-three thousand (333,000) shares of the Company’s common stock (the “Restricted Stock”) under the Plan.  Subject to the following vesting schedule, and acceleration as provided herein, the Restricted Stock shall be subject to forfeiture upon termination of this Agreement: 100,000 shares of Restricted Stock shall become 100% vested on the Effective Date and the remaining 233,000 shares of Restricted Stock shall vest in equal annual installments over four years commencing on the Effective Date. The exercise price of the Options, the issuance price of the Restricted Stock and all other terms and conditions associated with the Options and Restricted Stock shall be determined in accordance with the Plan and grants (the forms of which are annexed hereto as Exhibits B and C). To the maximum extent possible, the Options shall be Incentive Stock Options.

4.                                      Expenses.

The Company will reimburse the Executive for all expenses reasonably incurred by him in discharging his duties for the Company, conditioned upon the Executive’s submission of written documentation in support of claimed reimbursement of such expenses, and consistent with the Company’s expense reimbursement policies in effect from time to time.

5.                                      Benefits.

In addition to the compensation set forth above, the Executive shall be entitled to the following benefits:

(a)                                During the Term of this Agreement, the Company shall, at the Executive’s direction, either reimburse the Executive monthly or pay on the Executive’s behalf monthly the monthly premiums required to be paid by the Executive from time to time to the Pfizer healthcare provider for Pfizer retiree healthcare coverage for the Executive and the Executive’s spouse.

(b)                               Upon execution of this Agreement, the Company shall promptly pay to the Executive’s counsel up to twenty-five thousand dollars ($25,000.00) for legal fees reasonably incurred by the Executive in connection with the negotiation of this Agreement.

(c)                                The Company shall pay to the Executive monthly a living allowance in the amount of four thousand five hundred dollars ($4,500.00) per month.  To the extent that these costs associated with the living allowance are not tax deductible under Section 217 of the Internal Revenue Code (“Code”), the Company agrees to provide the Executive with a Gross-Up Payment, as defined and in accordance with Section 14 of this Agreement.  Only four thousand dollars ($4,000.00) per month of this amount will be subject to the Gross-Up Payment provisions of Section 14.  This living allowance shall be provided for a period of twelve (12) months beginning one month after the Effective Date.  If, following a review period of approximately six (6) months after the Effective Date, the Company’s Board decides to relocate the Company’s headquarters to a state other than Oregon, the amount set forth in this paragraph (c) will be extended for an additional six (6) months.  In addition, the Executive shall be reimbursed for one month of temporary living expenses during his transition to Portland, Oregon.

(d)                               The Company will provide the Executive monthly with a car allowance of one thousand dollars ($1,000.00) per month.  The Executive shall also receive a Gross-Up Payment in accordance with Section 14 of this Agreement with regard to such allowance.

(e)                                Within twenty-four (24) months of the Effective Date, the Company will reimburse the Executive for the reasonable and customary costs of selling a residence in Princeton, New Jersey (but not vacant home carrying costs), shipment of personal effects to Portland, Oregon or other headquarters location, and the customary closing costs associated with the purchase of a residence in Portland, Oregon or the new headquarters location.  In addition, Executive and his spouse will each be entitled during 2008 to receive two round-trip economy fare airplane tickets for house-hunting purposes. To the extent that these costs associated with relocation are not tax deductible under Section 217 of the Code, the Company agrees to provide the Executive with a Gross-Up Payment in accordance with Section 14 of this Agreement.

(f)                                  During the first year of employment, beginning one month after the Effective Date, the Executive shall be reimbursed for up to four (4) round trip economy plane tickets per month for travel actually incurred between Portland, Oregon and Bend, Oregon.  If the Company’s headquarters are relocated outside the state of Oregon during this period, this benefit shall be extended to apply to travel actually incurred between the new headquarters location and Bend, Oregon.  If the headquarters are relocated outside the state of Oregon during the first year of employment, this benefit shall be extended up to eighteen (18) months beginning one month after the Effective Date.

(g)                               Subject to eligibility requirements, the Executive shall be entitled to participate in such benefit plans and programs as are generally available to all employees or executives as adopted by the Company from time to time, including participation in the Company’s pre-tax spending account (if any), stock purchase plan (if any), disability and life insurance programs, and retirement plans (qualified and non-qualified).  Without limiting the foregoing, the Company shall cover the Executive as an insured under the Company’s standard directors and officers insurance policy insuring the Executive against liability arising out of the performance of his duties, and shall indemnify and hold the Executive harmless from liability arising out of his services hereunder to the fullest extent allowed under Oregon law, including but not limited to advancement of legal fees.  The provisions of the prior sentence shall survive any termination of employment.

(h)                               The Executive shall be entitled to four (4) weeks of paid vacation each calendar year.  The Executive shall also be entitled to the same standard paid holidays given by the Company to senior executives generally, all as determined from time to time by the Board.  Vacation time shall accrue according to Company policy.

(i)                                   The Executive shall be entitled to nine thousand five hundred dollars ($9,500.00) per year for reasonable expenses incurred in connection with preparation of Executive’s federal and state income tax returns and investment advice.  Such amount shall be paid in March of each year during the Term, and shall be adjusted after good faith review by the Board each year to reflect reasonable increases in the preparation of the returns and investment advice.

(j)                                   Upon the Effective Date, the Executive will be appointed to the Board and shall be renominated to the Board each time his term would otherwise expire.  For the purposes of “Good Reason” being on the Board shall be part of the Executive’s “position”.

6.                                      Confidentiality.

(a)                          In the course of his employment with the Company, it is anticipated that the Executive may acquire knowledge (both orally and in writing) regarding confidential affairs of the Company and confidential or proprietary information including: (i) matters of a technical nature, such as know-how, Inventions, processes, products, designs, chemicals, compounds, materials, drawings, concepts, formulas, trade secrets, secret processes or machines, Inventions or research projects; (ii) matters of a business nature, such as information about costs, profits and pricing policies; (iii) markets, sales, suppliers, customers, plans for future development, plans for future products, marketing plans or strategies; and (iv) other information of a similar nature which is not generally disclosed by the Company to the public, referred to collectively hereafter as “Confidential Information.” “Confidential Information” shall not include information generally available to the public. The Executive agrees that during the Term of this Agreement and thereafter, other than in the good faith performance of his duties, he (1) will keep secret and retain in the strictest confidence all Confidential Information, (2) not disclose Confidential Information to anyone except employees of the Company authorized to receive it and third parties to whom such disclosure is specifically authorized, and (3) not use any Confidential Information for any purpose other than performance of services under this Agreement without prior written permission from the Company.

(b)                               If the Executive is served with any subpoena or other compulsory judicial or administrative process calling for production or disclosure of Confidential Information or if the Executive is otherwise required by law or regulation to disclose Confidential Information, he may comply with it, but the Executive will immediately, and to the extent feasible, prior to production or disclosure, notify the Company and provide it with such information as may be in his possession as may be reasonably requested by the Company in order that the Company may take such action as it deems necessary to protect its interest.

(c)                                  The provisions of this Section 6 shall survive termination of this Agreement.

7.             Non-competition; Non-solicitation.

(a)                                The Executive agrees that for a two (2) year period from the effective date of the termination of the Executive’s employment with the Company, the Executive shall not directly or indirectly engage in or have any ownership interest in, or participate in the financing, operation, management or control of, persons, firms, corporations or businesses to the extent such entity (collectively, the “Specified Entities”) engages in any activity that competes with any of the Company’s business activities (“Competitors”) at the time of such termination; provided however, that there shall be no more than five (5) Specified Entities at any one time.  The Company shall promptly notify the Executive of the Specified Entities after the Effective Date in writing, and at any time up to sixty (60) days prior to the effective date of any termination of the Executive’s employment the Company may amend such list of Specified Entities by written notice to the Executive so long so as at no time shall it include more than five (5) Competitors.  This provision shall not prohibit the Executive from owning up to five percent (5%) of any class of outstanding bonds, preferred stock or shares of common stock of any such entity (whether or not such entity is a Competitor).

(b)                               For a period of two (2) years following termination of employment with the Company for any reason, except with the express written consent of the Company, the Executive agrees to refrain from directly or indirectly recruiting, hiring or assisting anyone else to hire, or otherwise counseling to discontinue employment with the Company, any person then employed by the Company or its subsidiaries or affiliates, provided that the foregoing shall not be violated by general advertising not targeted at Company employees or by serving as a reference.

(c)                                In the event that the provisions of this Section 7 should ever be deemed to exceed the duration or geographic limitations or scope permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations or scope, as the case may be, permitted by applicable laws.

(d)                               The provisions of this Section 7 shall survive termination of this Agreement and the term of employment.

8.                                              Covered Work.

(a)                                All rights, title and interest to any Covered Work that the Executive makes or conceives (whether alone or with others) while employed by the Company, belong to the Company. This Agreement operates as an actual assignment of all rights in Covered Work to the Company. “Covered Work” means products and Inventions that relate to the actual or anticipated business of the Company or any of its subsidiaries or affiliates, or that result from or are suggested by a task assigned to the Executive or work performed by the Executive on behalf of the Company or any of its subsidiaries or affiliates, or that were developed in whole or in part on the Company time or using the Company’s equipment, supplies or facilities. “Inventions” mean ideas, improvements, designs, computer software, technologies, techniques, processes, products, chemicals, compounds, materials, concepts, drawings, authored works or discoveries, whether or not patentable or copyrightable, as well as other newly discovered or newly applied information or concepts. The foregoing does not cover any product or Invention in which the Executive had or has any right, title or interest prior to the Effective Date.

(b)                               The Executive shall promptly reveal all information relating to Covered Work and Confidential Information to an appropriate officer of the Company and shall cooperate with the Company, and execute such documents (prepared at Company expense) as may be necessary, in the event that the Company desires to seek copyright, patent or trademark protection thereafter relating to same.

(c)                                In the event that the Company requests that the Executive assist in efforts to defend any legal claims to Covered Works or Inventions, the Company agrees to reimburse the Executive for any reasonable expenses the Executive may incur in connection with such assistance. This obligation to reimburse shall survive termination of this Agreement and the term of employment.

(d)                               The provisions of this Section 8 shall survive termination of this Agreement and the term of employment.

9.                                              Return of Inventions, Products and Documents.

The Executive acknowledges and agrees that all Inventions, all products of the Company and all originals and copies of records, reports, documents, lists, drawings, memoranda, notes, proposals, contracts and other documentation related to the business of the Company or containing any information described in this Section 9 shall be the sole and exclusive property of the Company and shall be returned to the Company immediately upon termination of the Executive’s employment with the Company or upon the written request of the Company.  The foregoing shall not include Executive’s rolodex and other address books (whether hard copy or electronic).  The Executive shall also be entitled to retain his cell phone number and the Company shall cooperate, as necessary, to transfer it to Executive upon termination.

10.                                Injunction.

The Executive agrees that it would be difficult to measure damages to the Company from any breach by the Executive of Sections 6, 7, 8, and/or 9 of this Agreement, and that monetary damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive shall breach Sections 6, 7, 8, and/or 9 of this Agreement, the Company shall be entitled, in addition to all other remedies it may have at law or in equity, to an injunction or other appropriate orders to restrain any such breach without showing or proving any actual damage sustained by the Company.

11.                               Obligations to Others.

Except for items disclosed to the Company, the Executive represents and warrants to the Company that (i) the Executive’s employment by the Company does not violate any agreement with any prior employer or other person or entity, and (ii) the Executive is not subject to any existing confidentiality or non-competition agreement or obligation, or any agreement relating to the assignment of Inventions except as has been fully disclosed in writing to the Company.  The Company acknowledges that the Executive has informed it of limitations with regard to prior employers and where he is or has served as a director.

12.                               Termination.

(a)                                  During the first year of employment the Executive may voluntarily terminate his employment with the Company with or without Good Reason upon giving the Company not less than ninety (90) days written notice.  Thereafter, such written notice will be reduced to not less than thirty (30) days.

(b)                                 The Company may terminate the Executive’s employment without Cause and other than in connection with a Change of Control (in both cases as defined below) upon giving the Executive thirty (30) days’ written notice of termination.

(c)                                  The Executive’s employment with the Company shall terminate upon the occurrence of any one of the following:

(i)                             The Executive’s death;

(ii)                          The Executive’s Disability, which is defined as the Board’s determination made in good faith and after consultation with a qualified physician selected by the Board, that the Executive is incapable of performing his duties under this Agreement, with or without reasonable accommodation because of a physical or mental incapacity that has prevented the Executive from performing his full-time duties for a period of ninety (90) consecutive calendar days and the determination that such incapacity is likely to continue for at least another ninety (90) days.  Termination under this paragraph (c)(ii) shall be effective on the date specified in the notice of termination; or

(iii)                               The effective date of a notice sent to the Executive terminating the Executive’s employment for Cause.

(d)                                 “Cause” means the occurrence of one or more of the following events:

(i)                                     The Executive’s willful and repeated failure or refusal to attempt in good faith to (x) comply in any material respect with the reasonable lawful direction of the Board, or (y) to perform his duties in accordance with this Agreement after notice to the Executive of such failure or refusal;

(ii)                                  The Executive being indicted for, convicted of, or pleading guilty or nolo contendere to, a felony;

(iii)                               The Executive engages in willful misconduct that is materially detrimental to the reputation, character or standing of the Company; or

(iv)                              The Executive’s willful and material breach of Sections 6, 7 and 8 in this Agreement.

No act shall be deemed detrimental if taken in good faith that such act is not adverse to the best interests of the Company.

(e)                                  “Good Reason” means the termination by the Executive upon the occurrence of any of the below described events.  The Executive must provide notice to the Company of the existence of such event within ninety (90) days of the first occurrence of such event, and the Company will have thirty (30) days to remedy the condition, in which case no Good Reason shall exist.  If the Company fails to remedy the condition within such thirty (30) day period, the Executive must terminate employment within two (2) years of the first occurrence of such event.  The events which constitute a Good Reason termination are:

(i)            A material reduction in the Executive’s Base Compensation;

(ii)           A material reduction in the Executive’s duties or responsibilities or budget authority, including without limitation requiring the Executive to report to a corporate officer rather than directly to the Board;

(iii)          Relocation of the Company’s headquarter offices at which the Executive performs the substantial portion of his services to more than fifty (50) miles from its then location, other than (x) to a location, even if in excess of 50 miles from its then location, recommended in writing, or consented to, by the Executive , or (y) a relocation which results in the Company’s headquarter offices being closer to the Executive’s primary residence than prior to such relocation; provided however, that this clause (iii) shall not apply to the first relocation, if any, of the Company’s headquarters following the Effective Date; or;

(iv)                    A material breach of this Agreement.

13.                               Termination Compensation.

(a)                      Upon the Executive’s voluntary termination of employment (other than with Good Reason) or termination of the Executive’s employment for Cause, the Company shall pay the Executive all Base Compensation, unpaid reimbursements, Gross-Up Payments and other unpaid expenses due through the effective date of termination and any unused vacation accrued according to the Company’s policies at such times as such amounts would otherwise be due hereunder.  The Executive shall not be entitled to any other compensation, including without limitation the right to receive benefits under Section 5 or any bonus relating to the year in which such termination is effective.

(b)                                 Upon the Executive’s death, the Company shall pay to the Executive’s estate or such other party who shall be legally entitled thereto, all Base Compensation, earned but unpaid bonuses, unpaid reimbursements, Gross-Up Payments and other unpaid expenses due at the date of death at such times as such amounts would otherwise be due hereunder, plus a continuation of Base Compensation and benefits under Section 5 (a) and (h) at the rate set forth in this Agreement following the date of death for six (6) months following the end of the month in which the death occurs.  The Executive’s estate or such other party who shall be legally entitled thereto shall have six (6) months to exercise all vested stock Options.

(c)                                  Upon the Executive’s Disability (as defined above), the Company shall pay to the Executive all Base Compensation, earned but unpaid bonuses, and unpaid reimbursements, Gross-Up Payments and other unpaid expenses due at the effective date of termination because of Disability, accrued but unused vacation in accordance with Company policy at such times as such amounts would otherwise be due hereunder, plus a continuation of Base Compensation and benefits under Section 5 (a) and (h) at the rate set forth in this Agreement from such effective date of termination for six (6) months following the end of the month in which the Executive’s termination for Disability occurs.  Any such party who shall be legally entitled thereto shall have six (6) months to exercise vested stock Options.

(d)                                 Upon termination of the Executive’s employment by the Company without Cause  or by the Executive for Good Reason where no Change of Control under Section 13(e) has occurred, the Company shall pay to the Executive (i) all Base Compensation and earned but unpaid bonuses, and unpaid reimbursements, Gross-Up Payments and other unpaid expenses due at the effective date of termination at such time as such amounts would otherwise be due hereunder and (ii) an amount equal to the sum of (x) two (2) years of Base Compensation, (y) two (2) years of bonus compensation based on the average of the past two years’ bonuses actually paid or if only one year’s bonus has been paid, such bonus or if no bonus has been paid, 50% of the target  bonus for the current year, and (z) two (2) times the then current annual cost of the benefits under Section 5(a).  The sum of the amounts set forth in (ii)(x), (y) and (z) in the preceding sentence shall be paid in equal monthly installments over a period of twenty-four (24) months from the date of termination provided that during the first six (6) months after termination, Executive shall be paid the lesser of (A) one fourth of such amount and (B) the permitted amount under Treasury Regulation Section 1.409A-1(b)(9)(iii) and any amounts paid under the foregoing formula prior to March 15 of the calendar year following the calendar year of termination (the “Non-Delayed Amounts”).  Any other amount due during such six (6) month period shall be subject to Section 26 hereof.  If termination under this Section 13(d) occurs before the second anniversary of the Effective Date, fifty percent (50%) of unvested Options and fifty percent (50%) of unvested shares of Restricted Stock shall immediately become fully vested and exercisable.  If termination under this Section 13(d) occurs on or after the second anniversary of the Effective Date, all unvested Options and all shares of Restricted Stock shall immediately become fully vested and exercisable.  The exercise period of all vested Options granted to the Executive pursuant to the Company’s 2002 Equity Incentive Plan, or successor plan, shall be the earlier of their original expiration date or six (6) months from the effective date of termination.  Executive agrees and acknowledges that if Executive chooses not to exercise vested Options within three (3) months following the date of termination, such unexercised Options become non-qualified options under applicable law.

(e)                                  Upon termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason that occurs within twelve (12) months of a Change of Control, the Company shall pay to the Executive (i) all Base Compensation, earned but unpaid bonuses, and unpaid reimbursements, Gross-Up Payments and other unpaid expenses due at the effective date of termination at such time as such amounts would otherwise be due and (ii) an amount equal to the sum of (x) two (2) years of Base Compensation, (y) two (2) times the Executive’s target annual bonus at the effective time of such termination and (z) two (2) times the then current annual cost of the benefits under Section 5(a), (d), (g) and (i) plus the amount of the benefits remaining to be paid under Section 5(c). The sum of the amounts set forth in (ii)(x),(y) and (z) in the preceding sentence shall be paid in equal monthly installments over a period of twenty-four (24) months from the date of termination, provided that during the first six (6) months after termination, Executive shall be paid the lesser of (A) one fourth of such amount and (B) the Non-Delayed Amounts.  Any other amount due during the six (6) month period shall be subject to Section 26 hereof.  In addition, all unvested Options and all shares of Restricted Stock shall immediately become fully vested and exercisable and all such vested Options may be exercised for a period of the earlier of their original expiration date or six (6) months from the effective day of termination.

(f)                                    As used herein, “Change of Control” shall mean a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the company within the meaning of Treasury Regulation Section 1.409A-3(k)(5), with the following modifications: (i) with respect to a change in ownership of a substantial portion of the Company’s assets, a Change of Control shall mean the sale of all or substantially all the assets of the Company (as opposed to forty percent (40%) of such assets) and (ii) the criteria described in Treasury Regulation 1.409A-3(i)(5)(vi)(A)(1) shall be changed from thirty percent (30%) to fifty percent (50%).

(g)                                 As a condition of payment of the amounts set forth in this Section 13, if requested by the Company, the Executive agrees to enter into a Separation and Release Agreement substantially in the form attached hereto as Exhibit C.

(h)                                 Amounts payable under this Section 13 shall be net of amounts required to be withheld under applicable law and amounts requested to be withheld by the Executive.

14.                               Gross-Up Payments.

(a)                                  If at any time it shall be determined that:

(i)                             any payment or distribution by the Company to the Executive or for his benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or any other plan, arrangement or otherwise (the “Compensation Payment”) is or will be subject to an excise tax imposed by Section 4999 of the Code, as an “excess parachute payment” within the meaning of Section 280G of the Code; or

(ii)                              any Compensation Payment is or will be subject to the additional twenty percent (20%) tax and interest under Section 409A(a)(1)(B) of the Code; or

(iii)                           the value of the living allowance defined in Section 5(c), the vehicle allowance defined in Section 5(d), and the relocation expense reimbursement defined in Section 5(e), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or any other plan, arrangement or otherwise (the “Reimbursement Payment”) is or will be subject to an income tax imposed because it is or will be included into the Executive’s gross income; then

(iv)                          the Company shall pay the Executive an additional amount (the “Gross-Up Payments”) such that the net amount retained by the Executive:  after deduction of any taxes under Sections 14(a)(i) and (ii), and any federal, state and local income and employment tax and excise tax imposed upon the Gross-Up Payments, shall be equal to the Compensation Payment less any federal, state, local income and employment tax on the Compensation Payment; and after deduction of any taxes under Sections 14(a)(iii), and any federal, state and local income and employment tax and excise tax imposed upon the Gross-Up Payments, shall be equal to the Reimbursement Payment. For purposes of determining the amount of the Gross-Up Payments, the Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payments is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence (or, if greater, the state and locality in which the Executive is required to file a nonresident income tax return with respect to the Compensation or Reimbursement Payment) on the date of the Compensation or Reimbursement Payment, net of the

maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

(b)                                 All determinations to be made under this Section 14 shall be made by the Company’s independent public accountant (the “Accounting Firm”) at the Company’s sole expense. The Accounting Firm shall provide its determinations and any supporting calculations both to the Company and the Executive within thirty (30) days of the event requiring a Gross-Up Payment. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive. Within five (5) days after the Accounting Firm’s determination, the Company shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of the Executive such amounts as are then due to the Executive under this Section 14.

(c)                                  In the event that the amounts under Section 14(a) are subsequently determined by the Accounting Firm to be less than the amount taken into account at the time a Gross-Up Payment is made, the Executive shall repay to the Company, at the time that the amount of such reduction in the excise tax is finally determined, the portion of the prior Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the excise tax and federal, state and local income tax imposed on the portion of the Gross-Up Payment being repaid by the Executive if such repayment results in a reduction in excise tax or federal, state and local income tax deduction).  If Executive’s obligation to provide such refund violates the prohibited loan provisions of the Sarbanes-Oxley Act, no refund shall be required.

(d)                                 The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payments. Such notification shall be given as soon as practicable but no later than fifteen (15) business days after the Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall: (i) give the Company any information reasonably requested by the Company relating to such claim; (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company; (iii) reasonably cooperate with the Company in good faith in order to effectively contest such claim; and (iv) permit the Company to participate in any proceedings relating to such claim. The Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any excise tax, income tax or employment tax, including interest and penalties, with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim. The Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payments would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(e)                                  Any and all of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section 14 shall be borne solely by the Company. In addition, in the event the Executive seeks any accounting, financial or legal services in connection with this Section 14, any and all fees and expenses by such accountants, financial advisors or counsel shall be fully reimbursed by the Company.

(f)                                    If at any time it appears that a tax may become due and owing under this Section 14, then the Company and the Executive shall consult with each other to determine if there is a mutually agreeable method of reducing such tax.

(g)                                 Any Gross-Up Payments made by the Company under this Section 14 shall be made by the end of the year following the year in which the Executive pays the related tax.

15.          Notice.

Unless otherwise provided herein, any notice, request, certificate or instrument required or permitted under this Agreement shall be in writing and shall be deemed “given” upon personal delivery to the party to be notified or three (3) business days after deposit with the United States Postal Service, by registered or certified mail, addressed to the party to receive notice at the address set forth above, postage prepaid. Either party may change its address by notice to the other party given in the manner set forth in this Section 15.

If to the Executive, to:

Leslie Hudson, Ph.D.

(at the latest home address shown in the Company’s records)

If to the Company, to:

AVI BioPharma, Inc.

1 SW Columbia Street, Suite 1105

Portland, OR 97258

Attention: Chairman of the Board of Directors

With a copy (which shall not constitute notice) to:

Davis Wright Tremaine LLP

1300 SW Fifth Avenue, Suite 2300

Portland, OR 97201

Facsimile: 503.778.5299

Attn: Michael C. Phillips

16.          Entire Agreement.

This Agreement constitutes the entire agreement between the parties and contains all the agreements between them with respect to the subject matter hereof. It also supersedes any and all other agreements or contracts, either oral or written, between the parties with respect to the subject matter hereof; provided, however, in the event any of Sections 6, 7, 8, 9, or 10 of this Agreement is found unenforceable in any way, then the Sections 6, 7, 8, 9 or 10 shall be amended to conform with the applicable law.

17.                               Modification.

Except as otherwise specifically provided, the terms and conditions of this Agreement may be amended at any time by mutual agreement of the parties, provided that before any amendment shall be valid or effective, it shall have been reduced to writing and signed by an authorized representative of the Company and the Executive.

18.                               No Waiver.

The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations, shall not be a waiver by such party of its right to exercise any such or other right, power or remedy or to demand compliance.

19.                               Severability.

In the event that any section or provision of this Agreement shall be held to be illegal or unenforceable, such section or provision shall be severed from this Agreement and the entire Agreement shall not fail as a result, but shall otherwise remain in full force and effect.

20.                               Assignment.

This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and shall be binding upon the Executive, his administrators, executors, legatees, and heirs. In that this Agreement is a personal services contract, it shall not be assigned by the Executive.  The Company may assign its rights and obligations under this Agreement to a successor-in-interest to all or substantially all of its assets of the Company, provided the Company shall provide the Executive written notice of the assignee’s agreement to assume the obligations of the Company hereunder (accompanied by a copy of such assumption).  The Company shall not otherwise assign it rights and obligations under this Agreement without the Executive’s prior written consent (which may be provided in the sole and absolute discretion of the Executive).

21.                               Dispute Resolution; Attorney Fees.

Except as otherwise provided in Section 10, the Company and the Executive agree that any dispute between the Executive and the Company shall be submitted to a mediator for nonbinding, confidential mediation. If the matter cannot be resolved with the aid of the mediator, the Company and the Executive mutually agree to arbitration of the dispute. The arbitration shall be in accordance with the then-current Employment Dispute Resolution Rules of the American Arbitration Association (the “AAA”) before an arbitrator who is licensed to practice law in the State of the Company’s then headquarters. The arbitration shall take place in or near the Company’s headquarters. The Executive and the Company will share the cost of the arbitration equally, but each will bear their own costs and legal fees associated with the arbitration. However, if the arbitrator determines that the Executive has prevailed in the matter the arbitrator shall award the Executive his reasonable attorneys’ fees and expenses and his portion of the costs of the arbitration, which amount shall be paid by the Company with ninety (90) days of it being made.  The Company and the Executive agree that the procedures outlined in this provision are the exclusive method of dispute resolution.

22.                               Applicable Law.

This Agreement shall be construed and enforced under and in accordance with the laws of the State of Oregon.

23.                               Counterparts.

This Agreement may be signed in two counterparts, each of which shall be deemed an original and both of which shall together constitute one agreement.

24.                               Right to Change Business.

This Agreement and any rights or privileges granted to the Executive hereunder shall not prevent the Company or any of the Company’s subsidiaries from exercising its corporate powers to modify the business operations or activities of such entity.

25.                               Headings.

The headings contained in this Agreement are for the convenience of reference only and shall not define or limit the provision hereof.

26.                               Section 409A.

(a)                    It is the intention of the parties to this Agreement that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to Executive or the Company with regard to Section 409A of the Code. This Agreement shall be interpreted to that end and consistent with that objective. The Company and the Executive shall, to the extent necessary to comply with Section 409A of the Code and permitted thereunder, agree to act reasonably and in good faith to mutually reform the provisions of this Agreement to avoid the application of the additional tax and interest under Section 409A(a)(1)(B) of the Code, provided that any such reformation shall not negatively impact the economics of the Company or the Executive hereunder. Notwithstanding any other provision herein, if Executive is a “specified employee,” as defined in, and pursuant to, Treasury Regulation Section 1.409A-1(i) or any successor regulation, on the date of termination, no payment of any “deferred compensation”, as defined under Treasury Regulation Section 1.409A or any successor regulation, shall be made to Executive during the period lasting until the earlier of six (6) months from the date of termination or upon Executive’s death.  If any payment to Executive is delayed pursuant to the foregoing sentence, such payment instead shall be made on the first business day following the expiration of the six (6) month period referred to in the prior sentence or, if in the case of Executive’s death, promptly thereafter.

(b)                   Except as otherwise specifically provided in this Agreement, if any reimbursement to which the Executive is entitled under this Agreement would constitute deferred compensation subject to Section 409A of the Code, the following additional rules shall apply:  (i) the reimbursable expense must have been incurred, except as otherwise expressly provided in this Agreement, during the term of this Agreement; (ii) the amount of expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense was incurred; and (iv) the Executive’s entitlement to reimbursement shall not be subject to liquidation or exchange for another benefit.

(c)                    With regard to any installment payment, each installment thereof shall be deemed a separate payment for purposes of Section 409A of the Code.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, AVI BioPharma, Inc. has caused this Agreement to be signed by its duly authorized representative, and the Executive has hereunder set his name as of the date of this Agreement.

COMPANY:	AVI BioPharma, Inc.

	By:	/s/ K. Michael Forrest
K. Michael Forrest, Interim Chief Executive Officer

EXECUTIVE:		/s/ Leslie Hudson
Leslie Hudson, Ph.D.

Exhibit A

List of Offices and Directorships Held

Chief Executive Officer, Director of AVI BioPharma, Inc.

Boards of Directors of Nabi Bio Pharmaceutical

and

Hooper Holmes Inc.

Exhibit B

Form of Option Grant

AVI BIOPHARMA, INC.

STOCK OPTION AGREEMENT

Incentive Stock Option

This STOCK OPTION AGREEMENT is entered into the 8th day of February ,2008 (the “Grant Date”) by and between AVI BIOPHARMA, INC., an Oregon corporation (the “Company”), and Leslie Hudson, Ph.D. (the “Optionee”), pursuant to the Company’s 2002 Equity Incentive Plan (the “Plan”).  The Company and the Optionee agree as follows:

1.         Option Grant.  The Company hereby grants to the Optionee on the terms and conditions of this Agreement the right and the option (the “Option”) to purchase all or any part of 667,000 shares of the Company’s Common Stock at a purchase price of $1.09 per share.  To the maximum extent possible, the Option is intended to be and shall be treated as an Incentive Stock Option, as defined in Section 422A of the Internal Revenue Code of 1986, as amended (the “Code”).  To the extent the Option may not be treated as an Incentive Stock Option under the Code, the Option shall be treated as a non-qualified option under the Code.

2.         Terms and Conditions. The terms and conditions of the Option are as set forth in the Plan, a copy of which is attached hereto as Exhibit A and as set forth in that certain Employment Agreement dated February  8, 2008, by and between the Company and Optionee, a copy of which is attached hereto as Exhibit B (the “Employment Agreement”).  In the event of a conflict between the Plan and the Employment Agreement, the terms and conditions of the Employment Agreement shall control.

AVI BIOPHARMA, INC.		OPTIONEE

By:	/s/ K. Michael Forrest	/s/ Leslie Hudson

Name: K. Michael Forrest		Leslie Hudson, Ph.D.

Title: Interim Chief Executive Officer

4575 SW Research Way		4575 SW Research Way
Suite 200		Suite 200
Corvallis, OR 97333		Corvallis, OR 97333

Exhibit C

Form of Restricted Stock Grant

AVI BIOPHARMA, INC

RESTRICTED STOCK GRANT AGREEMENT

This Restricted Stock Grant Agreement (this “Agreement”) is entered into by and between AVI BioPharma, Inc. (“Company”), and Leslie Hudson, Ph.D. (“Recipient”), effective February 8, 2008.

RECITALS

A.                                        WHEREAS, Company has adopted the AVI BioPharma, Inc. 2002 Equity Incentive Plan (the “Plan”), a copy of which is attached hereto as Exhibit A, to enable it to attract and retain experienced and able directors, officers, employees and other key contributors and to provide an additional incentive to these individuals to exert their best efforts for Company and its shareholders;

B.                                          WHEREAS, Company’s Board of Directors (the “Board”) has the authority under the Plan to grant restricted stock;

C.                                          WHEREAS, in connection with that certain Employment Agreement by and between the Company and Recipient dated the date hereof (the “Employment Agreement”), a coy of which is attached hereto as Exhibit B, the Board has determined to grant restricted stock to Recipient, pursuant to the terms of the Plan and the Employment Agreement, and Recipient desires to accept the grant on those terms.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

1.                               Stock Subject to this Agreement.  The stock subject to this Agreement shall be Company’s common stock (the “Common Stock”), presently authorized but unissued or subsequently acquired by Company.

2.                               Grant of Shares.  Company hereby grants to Recipient, and Recipient accepts from Company, 333,333 shares of Common Stock (the “Shares”).  Recipient shall be the sole owner of the Shares, subject to the provisions of the Plan, the Employment Agreement and this Agreement, and Company shall list Recipient as a shareholder on its corporate books and records.

3.                               Shares Subject to Restrictions on Transfer.  Unless and until the Shares have vested in the manner set forth in Section 4, the Shares may not be sold, transferred or otherwise disposed of, and will not be pledged or otherwise hypothecated.  Company may instruct the transfer agent for its Common Stock to place a legend on the certificates representing the Shares, or otherwise note its corporate records, as to the restrictions on transfer set forth in this Agreement.

4.                               Terms and Conditions.  The terms and conditions relating to Shares, including with respect to vesting, are set forth in the Plan and the Employment Agreement.  In the event of a conflict between the Plan, this Agreement and the Employment Agreement, the terms and conditions of the Employment Agreement shall control.

5.                               Forfeiture.  Upon forfeiture, if any, in accordance with the Employment Agreement, Recipient’s unvested Shares shall automatically transfer back to Company, without payment from Company.  Recipient hereby appoints the Company as Recipient’s true and lawful attorney-in-fact with irrevocable power and authority in the name and on behalf of Recipient to take any action and execute all documents and instruments, including, without limitation, stock powers which may be necessary to transfer the certificate (or certificates) evidencing the unvested Shares to Company upon any forfeiture.

6.               Tax Filing; Tax Withholding.  In connection with receiving the Shares, Recipient may elect to file an election under section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), which election is intended to accelerate the tax consequences of the transfer, regardless of the potential effect of the vesting schedule of Section 4 or the risk of forfeiture set forth in Section 5.  The choice to file an 83(b) election is entirely at Recipient’s discretion.  Election under section 83(b) may be made by Recipient on the form attached hereto as Exhibit C.

RECIPIENT UNDERSTANDS THAT TO BE VALID, AN ELECTION UNDER SECTION 83(b) OF THE CODE MUST BE FILED WITH THE IRS WITHIN 30 DAYS OF THE DATE OF GRANT, A COPY OF THE ELECTION MUST BE PROVIDED TO THE COMPANY, AND A COPY OF THE ELECTION MUST BE ATTACHED TO RECIPIENT’S FEDERAL (AND POSSIBLY STATE) INCOME TAX RETURN FOR THE YEAR OF THE ELECTION.  RECIPIENT ACKNOWLEDGES THAT IF HE CHOOSES TO FILE AN ELECTION UNDER SECTION 83(B) OF THE CODE, IT IS RECIPIENT’S SOLE RESPONSIBILITY, AND NOT THE COMPANY’S, TO MAKE A VALID AND TIMELY ELECTION.

7.                                       Status as Shareholder.  Except as expressly stated in this Agreement, Recipient shall have the rights and privileges of a shareholder of Company with respect to all the Shares, regardless of their vested or unvested status, including the right to vote such Shares and receive all dividends and distributions on such Shares.

8.                                       Changes in Shares.  In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, Share combination, or other change in the corporate structure of Company affecting the Shares, the Shares will be increased, reduced or otherwise changed, and by virtue of any such change Recipient will, in the capacity as owner of all the Shares, including any unvested portion of the Shares, be entitled to new or additional or different shares of stock, cash or securities, in the same manner as other shareholders of Common Stock, provided that the new securities replacing the unvested Shares will be subject to all of the conditions and restrictions that were applicable to the unvested Shares pursuant to this Agreement.  Company in its absolute discretion at any time may accelerate the vesting of all or any portion of such new or additional shares of stock, cash or securities, rights or warrants to purchase securities or shares or other securities acquired by the exercise of such rights or warrants.

9.                                       No Employment Rights.  Nothing in this Agreement will confer upon Recipient any right to continue in the employ or service of Company or affect the right of Company to terminate the employment of Recipient at any time with or without cause.  All such rights are set forth in the Employment Agreement.

10.                                 Governing Law.  This Agreement shall be governed by and construed with accordance the laws of the State of Oregon.

11.                                 Integration.  This Agreement, when read in conjunction with the Plan and the Employment Agreement, contains the entire agreement and understanding of the parties with respect to the subjects discussed above, including but not limited to the topics of employment and equity ownership in Company.  The parties agree that this Agreement expressly supersedes all prior agreements or understandings, written or oral, provided that if there is any disagreement between the terms of this Agreement, the Plan and the Employment Agreement, the terms of the Employment Agreement shall control.

IN WITNESS WHEREOF, the parties have signed this Agreement, effective as of the date set forth in the first paragraph of this Agreement.

COMPANY:		RECIPIENT:

AVI BioPharma, Inc.		Leslie Hudson, Ph.D.

By:	/s/ K. Michael Forrest	/s/ Leslie Hudson

Name: K. Michael Forrest

Its: Interim Chief Executive Officer

Date: February 8, 2008		Date: February 8, 2008

AVI BIOPHARMA, INC.

RESTRICTED STOCK GRANT AGREEMENT

EXHIBIT C

Election Under Internal Revenue Code Section 83(b)

The undersigned hereby elects pursuant to §83(b) of the Internal Revenue Code with respect to the property described below and supplies the following information in accordance with the regulations promulgated thereunder:

1.	The name, address and taxpayer identification number of the undersigned is:

Name:
Address:
SSN:

2.	Description of property with respect to which the election is made:

( ) shares of common stock of AVI BioPharma, Inc. (the “Company”).

3.	The property was transferred during the calendar year .

4.	The nature of the restrictions to which property is subject are:

Pursuant to the terms of the AVI BioPharma, Inc. 2002 Equity Incentive Plan and a corresponding Restricted Stock Grant Agreement (“Agreement”) between Company and the undersigned dated as of          , the Shares shall vest as follows: [          ].  To the extent that Recipient’s employment with Company terminates for Cause (as defined in the Agreement) or without Good Reason (as defined in the Agreement), Recipient’s unvested Shares shall be forfeited and automatically transfer back to Company, without payment from Company.

5.	Fair market value of the property is $ .

6.	The amount paid for the property was $ .

7.	A copy of this statement was reported to Company.

Dated: , 200 .
Signature

Print Name

Exhibit D

Form of Separation and Release Agreement

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (the “Agreement”) is between Leslie Hudson, Ph.D. (the “Executive”) and AVI BioPharma, Inc. (the “Employer”), and is effective eight (8) days after the Executive signs this Agreement (the “Effective Date”).

The parties agree as follows:

1.           Resignation. The Executive resigned his position as Employer’s Chief Executive Officer effective [effective date of termination] (the “Resignation Date”).  The Executive has been paid his salary and other compensation due on or before the Resignation Date other than           , less all lawful or required deductions either as a result of a termination.

2.           Consideration.   In consideration of the Executive’s agreements hereunder, the Employer shall pay to the Executive the amounts set forth and described in that certain Employment Agreement dated effective the 8th day of February 2008 (the “Employment Agreement”).

3.           Return of Company Property. The Executive represents that he has returned all Employer property in his possession or under his control, including but not limited to keys, credit cards, files, laptop computer and any and all Company documents, which shall not include rolodex or address books (whether in hard copy or electronic) or cell phone number.

4.           Release.

4.1            In exchange for the consideration paid to the Executive as set forth in this Agreement, the Executive forever releases and discharges the Employer, any of the Employer-sponsored employee benefit plans in which the Executive participates, or was participating in, (collectively the “Plans”) and all of their respective officers, members, managers, partners, directors, trustees, agents, employees, and all of their successors and assigns (in such capacities collectively the “Releasees”) from any and all claims, actions, causes of action, rights, or damages, including costs and attorneys’ fees (collectively the “Claims”) which the Executive may have arising out of his employment (including Claims that may arise out of the Executive’s employment agreement), on behalf of himself, known, unknown, or later discovered which arose prior to the date the Executive signs this Agreement.  This release includes but is not limited to, any Claims under any local, state, or federal laws prohibiting discrimination in employment, including without limitation the federal civil rights acts, Oregon Revised Statutes Chapter  659A, the Americans with Disabilities Act, the Age Discrimination in Employment Act, or Claims under the Employee Retirement Income Security Act, or Claims alleging any legal restriction on the Employer’s right to terminate its employees, any Claims the Executive has relating to his rights to or against any of the Plans, or personal injury Claims, including without limitation wrongful discharge, breach of contract, defamation, tortious interference with business expectancy, constructive discharge, or infliction of emotional distress.  The Executive represents that he has not filed any Claim against the Employer or its Releasees, he has no knowledge of any facts that would support any Claim by the Executive against the Employer or by a third party against the Employer, and that he will file a Claim at any time in the future concerning Claims released in this Agreement; provided, however, that this will not limit the Executive from filing a Claim to enforce the terms of this Agreement or the Employment Agreement.  This release does not cover your rights of indemnification, to be held harmless, to contribution or to directors and officers insurance coverage or with regard to vested benefits or equity.

4.2           In consideration of the promises of the Executive as set forth herein and subject to any claims surviving the termination of the Employment Agreement, the Employer does hereby, and for its successors and assigns, release, acquit and forever discharge the Executive from any and all actions, causes of action, obligations, costs, expenses, damages, losses, claims, liabilities, suits, debts, and demands (including attorneys’ fees and costs actually incurred), of whatever character in law or in equity known or unknown, suspected or unsuspected, from the beginning of time to the date of execution hereof.

5.             Non-disparagement. The Executive and the Employer each agree for three (3) years not to make disparaging statements about each other, except in the case of statements that are required under applicable federal or state securities laws or applicable rules and regulations of any exchange on which the Employer’s stock is traded, to comply with legal process, normal competitive type statements or to rebut statements of the other.

6.             Consideration and Revocation Periods. The Executive understands and acknowledges the significance and consequences of this Agreement, that it is voluntary, that it has not been given as a result of any coercion, and expressly confirms that it is to be given full force and effect according to all of its terms, including those relating to unknown Claims.  The Executive was hereby advised of his right to seek the advice of an attorney prior to signing this Agreement.  The Executive acknowledges that he has signed this Agreement only after full reflection and analysis. Although he is free to sign this Agreement before then, the Executive acknowledges he was given at least 21 days after receipt of this document in which to consider it (the “Consideration Period”).  If the Executive executes this Agreement prior to the end of the Consideration Period, the Executive hereby waives any rights associated therewith. The Executive may revoke this Agreement seven (7) days after signing it and forfeit all benefits described in Section 2 of this Agreement. The Executive and the Employer agree that any changes made to this Agreement during the Consideration Period as a result of negotiations between the parties do not restart the running of the Consideration Period.

7.             No Liability. This Agreement shall not be construed as an admission by either party that it acted wrongfully with respect to the other.

8.             Severability. If any of the provisions of this Agreement are held to be invalid or unenforceable, the remaining provisions will nevertheless continue to be valid and enforceable.

9.             Entire Agreement. This Agreement represents and contains the entire understanding between the parties in connection with its subject matter.  All other prior written or oral agreements or understandings are merged into and superseded by this Agreement.  The Executive acknowledges that in signing this Agreement, he has not relied upon any representation or statement not set forth in this Agreement made by the Employer or any of its representatives.

10.           Arbitration and Attorney Fees. Section 21 of the Employment Agreement shall govern any disputes with regard to this Agreement.

11.           Choice of Law. This Agreement is made and shall be construed and performed under the laws of the State of Oregon.

PLEASE READ CAREFULLY.  THIS AGREEMENT INCLUDES A RELEASE OF CERTAIN KNOWN OR UNKNOWN CLAIMS.

DATED this day of , 200X.	DATED this day of , 200X.

AVI BioPharma, Inc.

By:
Name:	Leslie Hudson, Ph.D.
Title: